Exhibit 99.1

WCA WASTE CORPORATION COMPLETES ACQUISITION BY MACQUARIE INFRASTRUCTURE PARTNERS II

Houston, Texas, March 23, 2012—WCA Waste Corporation (Nasdaq: WCAA) (“WCA”), a vertically integrated, non-hazardous solid-waste services company providing collection, transfer and disposal services to commercial, industrial and residential customers, announced today that it has completed the previously announced acquisition by a subsidiary of Macquarie Infrastructure Partners II (“MIP II”), a leading North American infrastructure investment fund. The transaction received shareholder approval at a special meeting of the WCA shareholders held on March 8, 2012.

Under the terms of the agreement and plan of merger, holders of WCA common stock will receive $6.50 per share in cash.

WCA common shares will cease trading on the Nasdaq stock exchange at the opening of trading today. WCA has requested that Nasdaq file Form 25 with the Securities and Exchange Commission to request the de-listing of WCA common shares.

About WCA Waste Corporation

WCA Waste Corporation is an integrated company engaged in the collection, transportation, processing and disposal of non-hazardous solid waste. The Company’s operations currently consist of 22 landfills, 24 transfer stations / material recovery facilities and 25 collection operations located throughout Alabama, Arkansas, Colorado, Florida, Kansas, Massachusetts, Missouri, New Mexico, Ohio, Oklahoma, Tennessee and Texas.

For further information, please contact:

Paula Chirhart

Corporate Communications

Macquarie Group

Tel: +1 212 231 1310

Email: paula.chirhart@macquarie.com